                                                                 Exhibit 11.1
                        EQUITY CORPORATION INTERNATIONAL
                   COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share data)
-----------------------------------------------------------------------------
                               Three months ended       Six months ended
                                   June 30,                 June 30,
                               1997        1996         1997        1996
Computation of earnings per
  common and equivalent share:
Net income attributable to
  common stock................ $    3,056  $    2,645   $    7,546  $    4,882
                               ==========  ==========   ==========  ==========
Weighted average number of
  common shares outstanding...     20,654      17,994       20,373      16,422
Additional shares assuming
  conversion of stock options.        352         264          328         243
Effect of restricted stock
  issued......................         22          15           20          14
                               ----------  ----------     --------    --------

Weighted average shares for
primary earnings per share....     21,028      18,273       20,721      16,679

Incremental shares issuable
  using quarter-end market
    price:
      Conversion of stock
        options...............         26          --           18          18
      Effect of restricted
        stock issued..........          1          --            1           1
                               ----------  ----------   ----------  ----------

Weighted average shares for
  fully diluted earnings
    per share.................     21,055      18,273       20,740      16,698
                               ==========  ==========   ==========  ==========

Primary earnings per common
  and equivalent share........ $     0.15  $     0.14   $     0.36  $     0.29
                               ==========  ==========   ==========  ==========

Fully diluted earnings per
  common and equivalent share. $     0.15  $     0.14   $     0.36  $     0.29
                               ==========  ==========   ==========  ==========
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